EXHIBIT 99.1

For immediate release.	Contact:	Thomas Mann
913.307.1000

Mediware Continues Trend with Sixth Quarter of Revenue and Earnings Growth

Company more than doubles year-over-year EPS, extends quarterly growth trend and adds two acquisitions during second quarter

LENEXA, KS Feb. 9, 2010 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of comprehensive healthcare software solutions for blood, medication and performance management, reported total revenue for the second quarter of the 2010 fiscal year of $10.8M, an 8% increase over the $10M reported in the comparable quarter in fiscal 2009. Net income for the quarter increased to $783,000, or 10 cents per fully diluted share, a 158% increase over the $303,000, or 4 cents per fully diluted share, reported in the comparable quarter in fiscal 2009. The quarter represented the sixth consecutive quarter of earnings and revenue growth for Mediware. A conference call is scheduled for today at 10:00 a.m. EST, 9:00 a.m. CST.

Commenting on the quarter, Mediware president and chief executive officer, Thomas Mann, said: “Each of our business segments contributed to the quarter’s strong results. We gained significant new contracts in our core businesses and increased the momentum of our growth platforms, including InSight Performance Management, Blood Center Technologies (BCT) and BloodSafe.

“Our domestic medication management business closed a significant contract with a major state government to implement our full suite of products at five behavioral health hospitals. This new relationship validates our approach to large state behavioral health strategy for our drug safety products and will result in product enhancements that will be beneficial across our entire WORx customer base.”

The quarter’s performance, which represents the sixth consecutive quarter of both earnings and revenue growth, was driven by a strong performance in our core business and the company’s strategic acquisitions. Operating income for the period more than doubled, from $343,000 in FY2009 to $727,000 in second quarter in FY2010.

“We completed the acquisitions of Healthcare Automation, Inc. and Advantage Reimbursement, Inc. during the quarter,” continued Mr. Mann. “The addition of HAI strengthens our solution capabilities in alternate care environments, including home infusion, specialty pharmacy and home health. Advantage Reimbursement, which provides dedicated billing and reimbursement expertise, is an attractive add-on service for our current customers and can also be sold outside our customer base.

“These acquisitions were completed on December 11 and contributed 20 days revenue to our second quarter’s results. By adding two full quarters of revenue from these organizations, we can expect a significant contribution to our annual results,” concluded Mr. Mann.

Among the quarter’s financial highlights:

•	Earnings increased from 4-cents to 10 cents for the quarter, and 7-cents to 18-cents for the first six months of the 2010 fiscal year compared to the prior year.

•	The quarter’s performance represents the 6th consecutive quarterly increase for earnings and revenue.

•	Operating income more than doubled to $727,000, from $343,000 in the second quarter of FY2009.

•	Following the two acquisitions cash reserves remain very strong at more than $17.7M.

Other operational highlights include:

•	Medication management added a significant new state contract to install the full WORx suite of products at five large behavioral health hospitals.
•	New BCT contracts added significant new blood center customers, continuing to strengthen our already strong market share.
•	A prestigious academic hospital in the Northwest licensed two BloodSafe units to integrate with HCLL Transfusion and a net new customer will deploy BloodSafe to manage blood in the operating room.
•	Two large home infusion customers contracted to migrate to the latest version of Ascend.
•	Insight Performance Management added another prestigious hospital in the Midwest.

“The economy continues to provide challenges to healthcare providers and negatively impacts sales opportunities,” stated Mr. Mann. “Despite this climate, our team is performing to plan. We added new customers and are selling value-added products and services to our substantial base of customers. We expect to finish the year with a strong performance.”

The Company will host a teleconference call at 10:00 am Eastern Time (9:00 am Central Time) today to discuss the results.  There will be a question-and-answer session directly following the presentation of the results.

Participants are encouraged to register online for the call in advance by going to http://www.directeventreg.com/registration/event/54186847. Participants without online access may call toll-free (888) 869-1189 or (706) 643-5902 to register for the call. The conference ID is 54186847. Phone registrants should call in at least ten minutes prior to the scheduled start of the call to ensure registration is complete in time for the start of the presentation.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291).  The conference ID is 54186847.  After 5 days, the replay will be available on the company’s web site: www.mediware.com.

Mediware Information Systems, Inc. Income Statement Highlights (in thousands, unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
System Sales	$2,412	$2,023	$5,214	$4,452
Services	$8,404	$7,992	$16,346	$15,396
Total Revenue	$10,816	$10,015	$21,560	$19,848
Expenses	$10,089	$9,672	$19,824	$19,293
Operating Income (loss)	$727	$343	$1,736	$555
Net Income (loss)	$783	$303	$1,402	$521
Earnings (loss) Per Share – Diluted	$0.10	$0.04	$0.18	$0.07

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of December 31,
	2009	2008
Cash and Cash Equivalents	$17,713	$18,631
Working Capital	$16,671	$16,578
Stockholders’ Equity	$44,108	$40,089

About Mediware
Mediware delivers interoperable best of breed software systems that integrate with electronic medical records to improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our web site at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2009, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.